RULE 22~-2 AGREEMENT

This Agreement entered into as of April 16,2007by and between Principal Life InsuranceCompany (the Company) and Neuberger Berman Advisers ManagementTrust (the Fund) with an effective date of October 16,2007.

Prior to the effective date of this Agreement, the Fund and the Company agree that any request made to the Company by the Fund for shareholder transaction information, and the Company's response to such request, shall be governed by whatever agreement is in effect between the Fund and the Company that is intended to govern such requests.

1. The terms below shall have the following meanings, unless a differentmeaning is clearly required by the contexts:

(a) The term "Fund" includesthe fund's principal undenniter and transfer agent. The term not does include any "excepted funds" asdefined in SEC Rule 22c-2@) under the Investment Company Act of 1940.

@) The term "Shares" means the interests of Contract owners corresponding to the redeemable securitiesof record issued by the Fund under the Investment Company
Act of 1940that are held by the Company.

(c) The term "Contract owner" means the holder of interests in a variable annuity or variable life insurance contract issued by the Company ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract.

(d) The term "Contract owner-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract to a Fund, but does not include transactionsthat areexecuted: (i) automatically pursuant to a contractual or systematicprogram or enrollment such as transfer of assets within a Contractto a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocationof assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions,retirement plan salary reduction contributions, or planned premium payments to the Contract;or (v) pre-arranged transfers at the conclusion of a required free look period.

(e) The term "Contract owner-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Contract owner that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that areexecuted: (i) automatically pursuant to a contractual or systematicprogram or enrollments such astransfersof assets within a Contract out of a Fund as a result of annuity payouts, loans, systematicwithdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) asa result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as

Contrzct

a result of scheduled withdrawals or surrenders from a Contract; or (iv) asa result of payment of a death benefit from a Contract.

(f) The term "written" includes electronic writings and facsimile transmissions.

2.	NOW, THEREFORE, the Fund and the Compwy hereby agree asfollows:
	(a)	Company agrees to provide the Fund or its designee, upon written request, the
	taxpayer	identificationnumber ("TIN"),"),the Individualflntemational Taxpayer

IdentificationNumber ("ITrN")*, if known, of any or all Contract owner(s) of the account, and the amount, date and transaction type(purchase, redemption,transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request.

@)	Requests must set forth a specific period, not to exceed 90 days from the date of the reauest.. for which transactioninformation is souaht. The Fund may reauest

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transaction information older than 90 days from the iate of the request as it deems necessary to investigate compliance with policies establishedby the Fund for the purpose of eliminatingor reducing any dilution of the value of the outstanding shares issued by the Fund.

(c). Company agrees to providc, promptly but in no event later thanfive (5) business days upon request of the Fund or its designee, the requested information specified in 2.(a). If requested by the Fund or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2.(a) is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 2.(a) for those shareholderswho hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Company; and to the extent practicable, the format for any transaction informationprovided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

  According to the IRS' website, the ITM refers to the Individual Taxpayer Identification number, which is ninedigit number that always begins with the number 9 and has a 7 or 8 in the fourth digit. example

9XX-7X-XXXX. The IRS issues ITlNs to individuals who arerequired to have a U.S. taxpayer identificationnumber but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration(SSA). SEC Rule 22c-2 inadvertently refers to the ITIN 8s the International Taxpayer IdentificationNumber.

(d) The Fund agrees not to usethe information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirementssubject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106102) and comparable state laws.

(e) Company agrees to execute written instructions fromthe Fund to restrict or prohibit funher purchases or exchanges of Sharesby a Contract owner that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Company's account) that violate policies establishedby the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Sharesissued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Contract owner-Initiated Transfer Purchases or Contract owner-InitiatedTransfer Redemptions that are effected directly or indirectly through Company.

(f) Instructionsmust includethe TIN, ITIN, or GI1 and the specificindividual Contract or policy number associated with the Contnct owner, if known, and the specificrestriction(s) to be executed. If the TIN, ITIN, GI1or the specific individual Contract or policy number associated with the Contract owner is not known, the instructionsmust include an equivalent identifyingnumber of the Contract owner(s) or account(s)or other agreed upon information to which the instruction relates. Upon request of the Company, Fund agrccs to provide to the Company, along with any written instructionsto prohibit furtherpurchases or exchanges of Sharesby Contract owner, information regarding those trades of the contract holder that violated the Fund's policies.

(g) Company awes to execute instructionsas soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Company.

(h) Company must provide written confirmation to the Fund that instructionshave been executed. ~oi~agrees to provide confirmation as soon asreasonably practicable, but not later than ten business days after the instructionshave been executed.

3. The parties have entered into one or more Fund ParticipationAgreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplementsthose Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

4. This Agreement will terminate upon the termination of the Fund participation Agreement.

INWITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of April 16,2007.

PRINCIPAL LIFE INSURANCE COMPANY

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FiL&AdVL Bv: Sara Wiener Title: Director -Roduct Management